INNOPHOS HOLDINGS, INC. REPORTS FOURTH QUARTER

AND FULL YEAR 2007 RESULTS

CRANBURY, New Jersey - (February 19, 2008) - Innophos Holdings, Inc. (NASDAQ:  "IPHS"), a leading specialty phosphates producer in North America, today announced its financial results for the fourth quarter and full year 2007.

Fourth Quarter Results

•    Net sales for the fourth quarter 2007 were $143.9 million, an increase of $12.3 million, or 9.4%, as compared to $131.6 million for the same period in 2006.

•    Operating income for the fourth quarter 2007 was $6.4 million, an increase of $10.3 million, compared to an operating loss of $3.9 million for the comparable period in 2006.  Operating income in both fourth quarter 2007 and fourth quarter 2006 included certain highlighted items.  The fourth quarter 2007 was negatively affected by approximately $10.5 million from planned and unplanned outages at the Company's Coatzacoalcos, Mexico facility, with approximately $5.4 million coming from maintenance costs, $4.0 million from reduced volumes and $1.1 million from raw material replacement costs, and $2.4 million in legal fees to comply with a STPP document request subpoena from the U.S. Department of Justice ("DOJ").  The fourth quarter 2006 was negatively affected by $13.3 million of unusual expense items primarily related to the Company's termination of a management advisory agreement and its initial public equity offering.

•    Depreciation and amortization for the fourth quarter 2007, excluding deferred financing amortization expense, was $13.0 million, an increase of $1.7 million compared to $11.3 million for the fourth quarter of 2006.

•    Net interest expense for the fourth quarter 2007, including deferred financing amortization expense, was $8.9 million, a decrease of $9.7 million, compared to $18.6 million for the comparable period in 2006.  Included in net interest expense for the fourth quarter 2006 are unusual expense items totaling $6.4 million, primarily due to the debt retirement related to the Company's November 2006 initial public equity offering.

•    Tax expense for the fourth quarter 2007 was $1.3 million, a decrease of $0.9 million compared to $2.2 million for the comparable period in 2006.

•     Net loss for the fourth quarter 2007 was $3.9 million, an improvement of $20.8 million compared to a net loss of $24.7 million for the same period in 2006.

•     Diluted loss per share for the fourth quarter 2007 was $0.19.  Innophos had 20.9 million shares issued and outstanding at December 31, 2007.

•     As of December 31, 2007, Innophos had $15.7 million of cash and cash equivalents.  Net debt at the end of the fourth quarter 2007 was $368.8 million, a reduction of $4.3 million from $373.1 million at September 30, 2007.  Capital expenditures for the fourth quarter 2007 were $5.3 million versus $6.0 million in the same quarter of 2006.

Randy Gress, CEO of Innophos said, "Higher pricing in all geographic segments, combined with increases in US volume and mix, improved our sales and operating income in the fourth quarter.  We continue to see strong demand for our products."

Segment Results 4Q 2007 Versus 4Q 2006

•     U.S. - Year on year quarterly net sales increased 8.6% due to the impacts of higher prices and favorable volume and mix on revenue.  Operating income increased by $13.4 million from a loss of $11.9 million in the fourth quarter of 2006 to income of $1.5 million in the fourth quarter of 2007.  Included in the 2007 operating income was $2.4 million in legal fees to comply with the DOJ STPP document request subpoena.  Included in the 2006 operating income were $14.2 million of unusual expenses related to the Company's November 2006 initial public equity offering and the termination of a management advisory agreement.

•     Mexico - Net sales increased 11.9% for the quarter versus the same quarter 2006 due to higher prices, which exceeded lower volume and mix effects on revenue.  Volume was lower due to lost production and sales resulting from production outages.  These effects were partially offset by a GTSP (fertilizer co-product) export shipment delayed into early October to optimize material handling.  Operating income decreased by $5.3 million, from $8.7 million in the fourth quarter of 2006 to $3.4 million in the fourth quarter of 2007, again as a result of approximately $10.5 million planned and unplanned outage costs and associated lower margins from lost production and sales, partially offset by higher selling prices.  Included in 2006 operating income was $0.9 million of unusual income related to gains from a legal entity restructuring.

•     Canada - Net sales increased 2.3% for the quarter versus the same quarter 2006 due primarily to higher selling prices.  Operating income increased $2.2 million, from a loss of $0.7 million in the fourth quarter of 2006 to income of $1.5 million in the fourth quarter of 2007.

Full Year Results

•     Full year 2007 net sales were $579.0 million, an increase of $37.2 million, or 6.9%, as compared to $541.8 million in 2006.

•     Operating income for the year ended December 31, 2007 was $47.7 million, an increase of $16.8 million, or 54.4%, as compared to $30.9 million in 2006.  Included in 2007 results are $10.2 million of unusual expense items versus $17.6 million unusual expense items in 2006 results.

•     Depreciation and amortization, excluding deferred financing amortization expense, for 2007 was $47.5 million, an increase of $1.1 million compared to $46.4 million in 2006.

•     Net interest expense, including deferred financing amortization expense, for 2007 was $41.6 million, a decrease of $16.6 million compared to $58.2 million in 2006.

•     Included in 2007 income (loss) before income taxes are unusual expense items totaling $13.9 million, resulting from the Company's termination of the pharma sales agency agreement, Mexican workforce reorganization and port tax settlements, and debt retirement, all of which occurred in the first and second quarters of 2007.  Included in 2006 income (loss) before income taxes are unusual expense items totaling $24.6 million, primarily due to the Company's termination of a management advisory agreement and its November 2006 initial public equity offering and related debt retirement.

	$ Millions
Unusual Items of Expense (Income) in Operating Income:	2006	2007
Management Advisory Fees	$ 15.2	$ ---
Termination of Pharma Sales Agency Agreement	---	6.3
Mexican Port Facility Tax Settlement for 1996 - 2006	---	2.0
Mexican Workforce Reorganization	---	1.4
Gains on Mexican Legal Entity Restructuring	(0.9)	---
Separation Consulting Fees, Professional Fees and Other	3.2	0.3
CNA Litigation & All Other	0.1	0.2
Sub-Total of Unusual Items in Operating Income	17.6	10.2

Unusual Items of Expense in Net Interest Expense:
Call Premiums and Penalties	3.6	1.8
Deferred Financing Acceleration due to Debt Retirement	3.4	1.9
Sub-Total of Unusual Items in Net Interest Expense	7.0	3.7
Total Unusual Items of Expense in Income (loss) before income taxes	$ 24.6	$ 13.9

•    Tax expense for 2007 was $11.9 million, an increase of $6.0 million compared to $5.9 million in 2006.

•    Net loss for 2007 was $5.5 million, an improvement of $27.3 million compared to a net loss of $32.8 million in 2006.

•    Diluted loss per share for 2007 was $0.27.

•    Capital expenditures for 2007 were $28.4 million versus $15.6 million in 2006.  This increased spending level was primarily due to the Company's Coatzacoalcos, Mexico cogeneration project, where $15.1 million was incurred in 2007 versus $1.1 million in 2006.  This project is mechanically complete, fully permitted, and we expect all shakedown testing to be completed by March 1st.

Segment Results Full Year 2007 Versus Full Year 2006

•     U.S. - Net sales increased 2.8% for the full year 2007 versus the full year 2006 due to favorable volume and mix effects on revenue, along with higher prices. Operating income increased by $1.8 million from $1.5 million in 2006 to $3.3 million in 2007.  Included in the 2007 operating income were $6.8 million of    unusual expenses related primarily to the Company's termination of the pharma sales agency agreement.  Included in the 2006 operating income were $18.4 million of unusual expenses related to the Company's initial public offering of equity and termination of an advisory agreement.

•     Mexico - Net sales increased 14.4% for 2007 versus 2006 due to higher prices and minimal volume and mix effects on revenue.  Operating income increased by $11.4 million, from $28.4 million in 2006 to $39.8 million in 2007, as a result of the higher selling prices which exceeded higher raw material and maintenance outage costs.  Included in the 2007 operating income were $3.4 million of unusual expenses related to the workforce reorganization and port tax settlements.  Included in the 2006 operating income was $0.8 million of unusual income related primarily to gains on legal entity restructuring.

•     Canada - Net sales increased 1.2% for 2007 versus 2006 due primarily to volume and mix effects upon revenue, as selling prices were essentially flat.  Operating income increased $3.6 million, from $1.0 million in 2006 to $4.6 million in 2007, driven by lower manufacturing fixed costs and amortization expenses.

Randy Gress continued, "2007 was a strong year for Innophos, our first full year as a publicly traded company.  During the year, we invested in projects that will make the Company stronger.  Cost savings projects addressing energy consumption, yields and efficiencies in Coatzacoalcos and the reorganization of our Mexican workforce are contributing to more efficient Mexican operations, and will continue to do so in the future.  We refinanced one issue of notes and lowered our interest expense.  And we accomplished important governance milestones by achieving a majority independent Board, reorganizing our Board committees to consist exclusively of independent directors, and electing a lead independent director.  We also brought inside the company the pharma sales and marketing functions, allowing us to be closer to our pharmaceutical customers.  We expect these and other important decisions to yield continued results improvements in what we expect to be dynamic 2008 market conditions."

2008: Innophos Goals and Market Outlook

Market prices of phosphate rock and sulfur, two primary raw materials used in the production of specialty phosphates, have increased substantially over the last several quarters.

Historically, we have successfully recovered raw material, energy, and other cost increases through price increases.  During the fourth quarter 2007, we implemented price increases in all our product lines, most of which became effective January 1, 2008.  We have also implemented additional price increases through February.  Our January and February price increases, together, are expected to fully recover the currently estimated increases in raw material costs.  While there may be timing differences between raw material cost increases and responsive actions, management expects price increases will be achieved at or ahead of realized cost increases.  While we cannot guarantee that these measures will succeed, marketplace acceptance rates for these increases has to date been high.

If current raw material market price levels for phosphate rock and sulfur are sustained throughout 2008 into early 2009, we currently estimate that our annual raw material costs will increase by approximately 30% of 2007 annual sales by early 2009, as compared to our cost structure at year-end 2007.

Randy Gress commented, "Innophos benefits from a flexible production infrastructure that will allow us to adjust to customer demand shifts in the current environment.  It does not change our overall mission to deliver quality products and lead in specialty phosphate production and customer service.  Our infrastructure and staff are equipped to respond to these conditions.  In summary, through price actions and operating improvements, we expect to again expand operating margins in 2008, in addition to what we accomplished in 2007."

Legal Items

•    During the fourth quarter of 2007 Innophos has completed delivery of the greater part of the documents and information called for by the U.S. DOJ STPP antitrust subpoena, and anticipates a significantly reduced level of related legal expense beginning in the first quarter of 2008.

•    Innophos Holdings recently received a favorable ruling from the NY Court of Appeals unanimously affirming full indemnity from Rhodia on the C.N.A. water tax issue.  This decision is not subject to further appeal by Rhodia.

About Innophos Holdings, Inc.

Innophos Holdings, Inc. (www.innophos.com), the holding company for a leading North American manufacturer of specialty phosphates, serves a diverse range of customers across multiple applications, geographies and channels.  Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications.  Innophos' market-leading positions derive from its experience and dedication to customer service and innovation.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). 'IPHS-G'

SOURCE Innophos Holdings, Inc.

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Financial Tables Follow

Innophos Holdings, Inc.

Breakstone Group

Investor Relations: (609) 366-1299

Maura Gedid / Barbara Cano

investor.relations@innophos.com

646-452-2335 / 2334

Conference Call Details

The conference call is scheduled for February 20 at 10:00 a.m. EST and can be accessed by dialing 888.713.4217(U.S.) or 617.213.4869(international) and entering passcode 66516760.  A replay will be available between 12:00 pm EST on February 20 and 11:59 pm EST on February 27.  The replay is accessible by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) and entering passcode 16131704.  Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call.

Forward Looking Statements

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos' products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon fourth-party suppliers; and other risks.  For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Summary Profit & Loss Statement - Fourth Quarter

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share amounts)
	Three months ended December 31,
	2007	2006
Net sales................	$143,939	$131,562
Cost of goods sold.............	122,404	107,270

Gross profit...............	21,535	24,292
Operating expenses:
Selling, general and administrative....	14,660	27,670
Research & Development Expenses..	482	490
Total operating expenses........	15,142	28,160
Operating income (loss) ...........	6,393	(3,868)
Interest expense, net...........	8,945	18,635
Foreign exchange (gains)/losses......	24	495
Other expense (income), net........	(43)	(504)
Income (loss) before income taxes......	(2,533)	(22,494)
Provision for income taxes........	1,349	2,236

Net loss...................	$(3,882)	$(24,730)
Dividends paid per share of common stock	$0.17	$ ---
Dividends declared per share of common stock	$0.17	$0.11

Segment Reporting - Fourth Quarter

The company reports its operations in three segments-United States, Mexico and Canada, each of which sells the entire portfolio of products.  The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis.  The following table sets forth the historical results of these indicators by segment:

	Three months ended	Three months ended
	December 31,	December 31,	Net Sales
	2007	2006	% Growth
Segment Net Sales
United States.........	$83,936	$77,320	8.6%
Mexico.............	52,627	47,035	11.9%
Canada.............	7,376	7,207	2.3%

Total..............	$143,939	$131,562	9.4%
Segment Operating Income
United States.........	$1,533	(11,893)
Mexico.............	3,354	8,687
Canada.............	1,506	(662)

Total..............	$6,393	$(3,868)
Segment Operating Income % of net sales
United States.........	1.8%	(15.4)%
Mexico.............	6.4%	18.5%
Canada.............	20.4%	(9.2)%

Price / Volume - Fourth Quarter

The following table illustrates for the three months ended December 31, 2007 the percentage changes in net sales by reportable segment compared with the same period of the prior year, including the effect of price and volume/mix changes upon revenue:

Price		Volume/Mix	Total
United States.................	4.1%	4.5%	8.6%
Canada...................	2.7%	(0.4)%	2.3%
Mexico....................	21.2%	(9.3)%	11.9%

The following table illustrates for the three months ended December 31, 2007 the percentage changes in net sales by major product lines compared with the same period of the prior year, including the effect of price and volume/mix changes upon revenue:

Price		Volume/Mix	Total
Purified Phosphoric Acid...........	5.7%	(7.9)%	(2.2)%
Specialty Salts and Specialty Acids........	6.0%	5.9%	11.9%
STPP & Other Products.............	23.2%	(7.6)%	15.6%

Summary Profit & Loss Statement - Full Year

	INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)
	(Dollars in thousands, except per share amounts)
	Year Ended December 31,
	2007	2006
Net sales................	$578,982	$541,797
Cost of goods sold.............	474,785	449,516

Gross profit...............	104,197	92,281
Operating expenses:
Selling, general and administrative....	54,441	59,598
Research & Development Expenses..	2,047	1,734
Total operating expenses........	56,488	61,332
Operating income............	47,709	30,949
Interest expense, net...........	41,559	58,242
Foreign exchange (gains)/losses......	40	(162)
Other expense (income), net........	(299)	(228)
Income (loss) before income taxes.........	6,409	(26,903)
Provision for income taxes........	11,896	5,914

Net loss...................	$(5,487)	$(32,817)

Dividends paid per share of common stock	$0.62	$ ---
Dividends declared per share of common stock	$0.68	$0.11

Segment Reporting - Full Year

The company reports its operations in three segments-United States, Mexico and Canada, each of which sells the entire portfolio of products.  The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis.  The following table sets forth the historical results of these indicators by segment:

			Net Sales
	2007	2006	% Growth
Segment Net Sales
United States.........	$326,882	$318,105	2.8%
Mexico.............	222,699	194,639	14.4%
Canada.............	29,401	29,053	1.2%

Total..............	$578,982	$541,797	6.9%
Segment Operating Income
United States.........	$3,299	$1,544
Mexico.............	39,819	28,422
Canada.............	4,591	983

Total..............	$47,709	$30,949
Segment Operating Income % of net sales
United States.........	1.0%	0.5%
Mexico.............	17.9%	14.6%
Canada.............	15.6%	3.4%

Price / Volume - Full Year

The following table illustrates for the year ended December 31, 2007 the percentage changes in net sales by reportable segment compared with the same period of the prior year, including the effect of price and volume/mix changes upon revenue:

Price		Volume/Mix	Total
United States.................	0.7%	2.1%	2.8%
Canada...................	(0.5)%	1.7%	1.2%
Mexico....................	14.7%	(0.3)%	14.4%

The following table illustrates for the year ended December 31, 2007 the percentage changes in net sales by major product lines compared with the same period of the prior year, including the effect of price and volume/mix changes upon revenue:

Price		Volume/Mix	Total
Purified Phosphoric Acid...........	0.9%	(1.5)%	(0.6)%
Specialty Salts and Specialty Acids........	1.9%	4.2%	6.1%
STPP & Other Products.............	18.0%	(2.5)%	15.5%

Summary Cash Flow Statement

	INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
	(Dollars in thousands)
	Year Ended December 31,
	2007	2006
Cash flows from operating activities
Net loss.......................	$(5,487)	$(32,817)
Adjustments to reconcile net (loss) to
net cash provided by operating activities:
Depreciation and amortization.........	47,486	46,443
Amortization of deferred financing charges...	4,643	6,669
Deferred income tax benefit...........	(1,807)	(3,673)
Deferred profit sharing.............	800	217
Non-cash interest for floating rate senior notes..	-	13,176
Share based compensation............	1,077	231
Changes in assets and liabilities:
(Increase)/decrease in accounts receivable....	(3,763)	(474)
(Increase)/decrease in inventories........	(8,159)	5,712
(Increase)/decrease in other current assets....	(4,732)	8,957
(Decrease)/increase in accounts payable.....	5,565	2,461
(Decrease)/increase in other current liabilities..	5,180	(9,557)
Changes in other long-term assets and liabilities..	2,638	3,592
Net cash provided from
operating activities...........	43,441	40,937

Cash flows from investing activities:
Capital expenditures.................	(28,356)	(15,577)
Purchase of assets..................	(2,120)	-
Net cash used for investing activities.....	(30,476)	(15,577)
Cash flows from financing activities:
Proceeds from share capital issue,
(net of expenses $8,831)	-	87,169
Proceeds from exercise of stock options........	950	-
Proceeds from issuance of senior unsecured notes.....	66,000	-
Principal payments of floating rate senior note....	(60,800)	(83,272)
Principal payments of term-loan...........	(20,500)	(58,900)
Deferred financing costs...............	(1,815)	-
Dividends paid....................	(12,899)	-
Net cash used for
financing activities...........	(29,064)	(55,003)
Net change in cash...................	(16,099)	(29,643)
Cash and cash equivalents at beginning of period.......	31,760	61,403

Cash and cash equivalents at end of period..........	$15,661	$31,760

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)
	December 31,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents..................	$15,661	$31,760
Accounts receivable - trade.................	60,079	56,316
Inventories.........................	78,728	70,569
Other current assets.....................	18,384	13,652
Total current assets................	172,852	172,297
Property, plant and equipment, net..................	260,563	277,222
Goodwill..............................	47,268	47,268
Intangibles and other assets, net....................	62,016	68,533

Total assets....................	$542,699	$565,320
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt................	$1,328	$1,524
Accounts payable, trade and other..............	36,444	30,879
Other current liabilities....................	45,380	40,200
Total current liabilites................	83,152	72,603
Long-term debt...........................	383,172	398,276
Other long-term liabilities......................	31,671	33,729

Total liabilities....................	497,995	504,608
Total stockholders' equity...............	44,704	60,712

Total liabilities and stockholders' equity.......	$542,699	$565,320

Additional Information

It should be noted the unusual expense items discussed are not considered extraordinary under United States generally accepted accounting principles, or USGAAP.  They have been presented here to exclude the impact of certain unusual expense items on Innophos' results.  The Company believes these measures are reflective of how management views Innophos' operations, provide transparency to investors, and enable period-to-period comparability of financial performance.

Net debt is a supplemental financial measure that is not required by, or presented in accordance with, USGAAP.  The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total debt  less cash and cash equivalents.